Exhibit 10.1

FORM OF

FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

OF

RHODIUM TECHNOLOGIES LLC

a Delaware limited liability company

Dated as of [●], 2021

THE MEMBERSHIP INTERESTS REFERENCED IN THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND THEIR OFFER AND SALE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE MEMBERSHIP INTERESTS WHICH ARE REFERENCED HEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IF THE OFFER OR SALE HAS BEEN REGISTERED AND/OR QUALIFIED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION AND/OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE. THERE IS CURRENTLY NO TRADING MARKET FOR THE MEMBERSHIP INTERESTS, AND IT IS NOT ANTICIPATED THAT ONE WILL DEVELOP. THERE ARE SUBSTANTIAL RESTRICTIONS UPON THE TRANSFERABILITY AND VOTING RIGHTS OF THE MEMBERSHIP INTERESTS SET FORTH HEREIN. NO SALE, TRANSFER OR OTHER DISPOSITION BY A MEMBER OF ITS MEMBERSHIP INTERESTS MAY BE MADE EXCEPT IN ACCORDANCE WITH THE TERMS SET FORTH HEREIN. THEREFORE, MEMBERS MAY NOT BE ABLE TO READILY LIQUIDATE THEIR INVESTMENTS.

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ARTICLE VIII VIII TAXES		33
8.1	Tax Returns	33
8.2	Tax Elections	33
8.3	Partner	33
ARTICLE IX BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS		34
9.1	Maintenance of Books	34
9.2	Financial Statements and Reports	34
9.3	Accounts	34
ARTICLE X DISSOLUTION, LIQUIDATION, AND TERMINATION		34
10.1	Dissolution	34
10.2	Liquidation and Termination	35
10.3	Provision for Contingent Claims.	36
10.4	Deficit Capital Accounts	36
10.5	Deemed Contribution and Distribution	36
ARTICLE XI AMENDMENT OF THE AGREEMENT		36
11.1	Amendments to be Adopted by the Company	36
11.2	Amendment Procedures	37
ARTICLE XII MEMBERSHIP INTERESTS		37
12.1	Certificates	37
12.2	Registered Holders	37
12.3	Security	37
ARTICLE XIII GENERAL PROVISIONS		37
13.1	Offset	37
13.2	Entire Agreement	37
13.3	Waivers	37
13.4	Binding Effect	37
13.5	Governing Law; Severability	38
13.6	Further Assurances	38
13.7	Exercise of Certain Rights	38
13.8	Notice to Members of Provisions of this Agreement	38
13.9	Counterparts	38
13.10	Books and Records	38
13.11	Information	38
13.12	Liability to Third Parties	39
13.13	No Third Party Beneficiaries	39
13.14	Notices	39
13.15	Remedies	40
13.16	Disputes	40
13.17	No Recourse	41

Attachments

Exhibit A	Ownership Information
Schedule 6.4	List of Officer Appointees

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FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

RHODIUM TECHNOLOGIES LLC

a Delaware limited liability company

This Fifth Amended and Restated Limited Liability Company Agreement is entered into as of [●], 2021 (the “Effective Date”), by and among Rhodium Technologies LLC (the “Company”), and each other Person who is or at any time becomes a Member (as defined herein) in accordance with the terms of this Agreement. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act by filing a Certificate of Formation with the Secretary of State of Delaware on October 23, 2020 (the “Formation Date”) under the name “Rhodium Enterprises LLC”;

WHEREAS, on the Formation Date, [●] entered into the Limited Liability Company Agreement of the Company (the “Initial LLC Agreement”), which was further amended and restated on [●], February 25, 2021, May 3, 2021 and June 30, 2021 (as amended, the “Amended and Restated LLC Agreement”);

WHEREAS, on April 20, 2021, the Company changed its name from “Rhodium Enterprises LLC” to “Rhodium Technologies LLC”;

WHEREAS, in connection with the Amended and Restated LLC Agreement entered into on June 30, 2021, the Company completed a reorganization. and in connection with such reorganization, admitted Rhodium Enterprises, Inc., a Delaware corporation (“REI”), as a Member of the Company and made REI the sole managing Member of the Company (in its capacity as managing Member as well as in any other capacity, the “Managing Member”);

WHEREAS, contemporaneously with the execution of this Agreement, the Company entered into the Master Reorganization Agreement with the other parties contained therein (the “Master Reorganization Agreement”), pursuant to which the parties therein agreed to consummate the reorganization of the Company and certain of its Affiliates and to take the other actions contemplated therein;

WHEREAS, in connection with the Master Reorganization Agreement, (i) the Company is renaming the “Class A Units” of the Company to “Units,” (ii) REI is effecting a 1-for-[ ] reverse stock split of its Class A Common Stock, whereby each [ ] shares of Class A Common Stock held for record by the holder thereof is reclassified into one share of Class A Common Stock, with no fractional shares issued (the “Stock Split”), (iii) the Company is effecting a 1-for-[ ] reverse split of its Units, whereby each [ ] Units held for record by the holder thereof is reclassified into one Unit, with no fractional units issued, (iv) REI is issuing [ ] shares of its Class B Common Stock, to Imperium Investment Holdings LLC, a Wyoming limited liability company (“Imperium”), equal to the number of Units held by Imperium in exchange for a cash payment equal to the Fair Market Value of such shares, (v) REI is issuing [ ] shares of its Class A Common Stock to the SAFE Holders in accordance with the SAFE Agreements and SAFE Contribution Agreements; and (vi) REI is issuing [ ] shares of its Class A Common Stock to the public in the initial Public Offering of shares of its Class A Common Stock (the “IPO”) in exchange for cash;

WHEREAS, REI will contribute all of the net proceeds received by it from the IPO to the Company in exchange for a number of Units equal to the number of shares of Class A Common Stock issued in the IPO;

WHEREAS, each Unit (other than any Unit held by REI and its wholly owned Subsidiaries) may be redeemed, at the election of the holder of such Unit (together with the transfer and surrender by such holder of one share of Class B Common Stock), for one share of Class A Common Stock or the Cash Election Amount, in accordance with the terms and conditions of this Agreement;

WHEREAS, the Members of the Company consist of those Persons listed on Exhibit A as of the date hereof;

WHEREAS, the Members of the Company desire that REI remain the Managing Member;

WHEREAS, the Members are entering into this Agreement in order to amend and restate the Amended and Restated LLC Agreement in its entirety; and

WHEREAS, for the foregoing purposes the Parties wish to enter into this Agreement to, among other things, (a) amend and restate the Amended and Restated LLC Agreement in its entirety; (b) provide for the management of the Company and (c) set forth their respective rights and obligations.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby confirmed and acknowledged), the Parties hereby agree as follows:

Article I
DEFINITIONS

1.1 Specific Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act, and any successor statute, as amended from time to time.

“Additional Call Amount” has the meaning set forth in Section 4.1(b)(i).

“Adjusted Capital Account” means the Capital Account, with respect to each Member, maintained for such Member as of the end of each taxable year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation sections 1.704-2(g) and 1.704-2(i)(5)), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Member in subsequent years under sections 704(e)(2) and 706(d) of the Code and Treasury Regulation section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 4.2(d).

“Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person in question; provided, that notwithstanding the foregoing, Imperium and its Affiliates (other than the Company or any of its Subsidiaries) shall not be considered Affiliates of one another solely by virtue of their ownership or Control of the Company.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 5.1.

“Agreed Value” of any Contributed Property means the Fair Market Value of such property at the time of contribution as determined by the Managing Member.

“Agreement” means this Fifth Amended and Restated Limited Liability Company Agreement of the Company (including any schedules, exhibits and annexes hereto), as amended, supplemented or otherwise modified from time to time.

“Amended and Restated LLC Agreement” has the meaning set forth in the Recitals.

“Assignee” means any Person that acquires an interest in any Membership Interest but has not been admitted as a Member in accordance with the terms of this Agreement.

“Available Cash” means, as of any date of determination with respect to a quarterly cash distribution to be made to certain of the Members pursuant to Section 5.3(c), the following, without duplication:

(a)   the cash, cash equivalents and liquid assets of the Company and its Subsidiaries from any and all sources (other than Capital Contributions and the proceeds of indebtedness for borrowed money) as of the end of the quarter preceding the quarter in which the distribution is to be made, less

(b)   as of the end of the quarter preceding the quarter in which the distribution is to be made, the costs and expenses paid by the Company and its Subsidiaries and amounts reserved for payment of costs, including capital costs and operating costs and expenses (including costs and administrative expenses and including the payment of any transaction fee or any monitoring fee payable in respect of such quarter), production taxes and other applicable taxes and similar amounts, debt service, or other reasonable reserves determined in good faith by the Managing Member.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by applicable Law to be closed in New York, New York or Dallas, Texas.

“Business Opportunities Exempt Party” has the meaning set forth in Section 2.7.

“Call Election Notice” has the meaning set forth in Section 3.3(f)(i).

“Call Right” has the meaning set forth in Section 3.3(f).

“Capital Account” means the capital account maintained for each Member pursuant to Section 4.2.

“Capital Contribution” means any cash, cash equivalents or the Agreed Value of Contributed Property that a Member contributes to the Company in respect of Membership Interests.

“Carrying Value” means (a) with respect to Contributed Property, the Agreed Value of such property reduced (but not below zero) by all Depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. Notwithstanding the foregoing, the Carrying Value of any property shall be adjusted from time to time in accordance with Section 4.2(d) to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Managing Member.

“Cash Election” has the meaning set forth in Section 3.3(a)(ii) and shall also include REI’s election to purchase Units for cash pursuant to an exercise of its Call Rights set forth in Section 3.3(g).

“Cash Election Amount” means with respect to a particular Redemption for which a Cash Election has been made, (i) other than in the case of clause (ii), if the Class A Common Stock trades on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (A) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the average of the volume-weighted closing price for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the ten (10) consecutive full trading days ending on and including the last full trading day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock; (ii) if the Cash Election is made in respect of a Redemption Notice issued by a Redeeming Member in connection with a Public Offering (or REI consummates a Public Offering to fund such Cash Election), an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (y) the price per share of Class A Common Stock sold to the public in such Public Offering (reduced by the amount of any Discount associated with such Class A Common Stock); and (iii) if the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (A) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the fair market value of one share of Class A Common Stock, as determined by the Managing Member in good faith, that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, with neither party having any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller.

“Certificate” has the meaning set forth in Section 2.1.

“Change of Control Redemption Date” is defined in Section 3.3(g).

“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of REI or (b) following any consolidation, merger, reclassification or other similar event involving REI, any shares or other securities of REI or any other Person or cash or other property that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means, as applicable, (a) the Class B Common Stock, par value $0.0001 per share, of REI or (b) following any consolidation, merger, reclassification or other similar event involving REI, any shares or other securities of REI or any other Person or cash or other property that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Treasury Regulation section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulation section 1.704-2(d).

“Confidential Information” has the meaning set forth in Section 13.11(a).

“Consent” means the affirmative consent of the indicated party (including the Managing Member) to the action requested in accordance with the terms hereof and any applicable requirements of the Act.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated Subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated Subsidiaries.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.2(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Control” (including its derivatives and similar terms) means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise.

“Curative Allocation” means any allocation of an item of income, gain, deduction or loss pursuant to the provisions of Section 5.1(b)(ix).

“Debt Securities” means, with respect to REI, any and all debt instruments or debt securities that are not convertible or exchangeable into equity securities of REI.

“Depreciation” means, for any Fiscal Year or other period, except as provided in Treasury Regulation section 1.704-3(d)(2), an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that, if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation will be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; except that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation will be determined with reference to such beginning Carrying Value using any method reasonably selected by the Partnership Representative.

“Discount” means any underwriters’ discounts or commissions and brokers’ fees or commissions.

“Dissolution Event” has the meaning set forth in Section 10.1.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation section 1.752-2(a).

“Effective Date” has the meaning set forth in the Preamble.

“Effective Time” means 12:01 a.m. Central Daylight Time on the date of the initial closing of the IPO.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Estimated Tax Payment Date” has the meaning set forth in Section 5.3(c).

“Estimated Tax Period” has the meaning set forth in Section 5.3(c).

“Fair Market Value” means the value of any specified interest or property as determined by the Managing Member (acting reasonably), which shall not in any event be less than zero, that would be obtained in an arm’s-length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller. Notwithstanding the foregoing, if shares of Class A Common Stock are publicly traded securities at the time of determination, the Fair Market Value of the Class A Common Stock shall equal the volume weighted average price of a share of Class A Common Stock for the ten (10) trading days ending on the trading day prior to the date of determination.

“Fiscal Year” means the fiscal year of the Company, and its taxable year for federal income tax purposes, each of which shall be the calendar year unless otherwise established by the Managing Member.

“Formation Date” has the meaning set forth in the Recitals.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and that, in the case of the Company and its consolidated Subsidiaries, are applied for all periods after the date hereof in a consistent manner. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to the Company or with respect to the Company and its consolidated Subsidiaries shall be prepared in accordance with such change.

“Governmental Authority” means any legislature, court, tribunal, arbitrator, authority, agency, department, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental, regulatory, administrative or non-governmental body exercising similar powers of authority.

“Imperium” has the meaning set forth in the Recitals.

“Incentive Plan” means any incentive equity plan or similar equity compensation arrangement adopted by the board of directors of REI for employees of REI and its Subsidiaries (including the Company), including, but not limited to, the Rhodium Enterprises, Inc. 2021 Omnibus Incentive Plan, as the same may be amended, modified, restated or replaced from time to time.

“Indemnitee” has the meaning set forth in Section 7.1.

“Initial LLC Agreement” has the meaning set forth in the Recitals.

“IPO” has the meaning set forth in the Recitals.

“Laws” means all federal, state and local statutes, laws (including common law), rules, regulations, codes, orders, ordinances, licenses, writs, injunctions, judgments, subpoenas, awards and decrees and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.

“Liabilities” means, as to any Person, all liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Liquidator” has the meaning set forth in Section 10.2.

“Managing Member” means REI or its successor, in its capacity as the managing member of the Company.

“Master Reorganization Agreement” has the meaning set forth in the Recitals.

“Member” means any Person executing this Agreement as of the date of this Agreement as a Member or any Person hereafter admitted to the Company as a new Member as provided in this Agreement, but does not include any Assignee or any Person who has ceased to be a Member in the Company.

“Member Affiliate” has the meaning set forth in Section 13.17.

“Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse liability” in Treasury Regulation section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulation section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including any expenditure described in section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation section 1.704-2(i), are attributable to Member Nonrecourse Debt.

“Membership Interest” means the limited liability company interest of a Member in the Company.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (described in section 705(a)(2)(b) of the Code) that, in accordance with the principles of Treasury Regulation section 1.704-2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning assigned to such term in Treasury Regulation section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 6.4(a).

“Other Indemnification Agreement” means one or more certificate or articles of incorporation, by-laws, limited partnership agreement, limited liability company operating agreement, limited partnership agreement and any other organizational document, and insurance policies maintained by any Member or Affiliate thereof providing for, among other things, indemnification of and advancement of expenses for any Indemnitee for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Agreement.

“Parties” means the Members and the Company.

“Partnership Representative” means the “partnership representative” as defined in section 6223 of the Code.

“Partnership Tax Audit Rules” means sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state and local tax laws.

“Percentage Interest” means, as of any date with respect to any Member, a percentage equal to (A) the aggregate number of Membership Interests owned by such Member as of such date divided by (B) the aggregate number of all Membership Interests issued and outstanding as of such date. As of the Effective Date and as further set forth on Exhibit A, the Percentage Interest of: (i) REI is [●]% and (ii) Imperium is [●]%.

“Permitted Transferees” means (i) Imperium and its Affiliates, (ii) an investment vehicle wholly-owned and controlled by the transferor and/or family members (in accordance with the following clause (iii)) or (iii) family members (within the meaning of Rule 701 of the Securities Act) through gifts or domestic relations orders, as permitted by Rule 701 of the Securities Act; provided, that with respect to the foregoing clauses such Transferee is an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and the transferor remains liable for all obligations under this Agreement related to the Transferred Membership Interest; provided, further, that in the case of any Transfer pursuant to clauses (ii) or (iii) the transferor retains voting control and rights of notice with respect to such Transferred Membership Interests, as applicable. Notwithstanding anything set forth in this Agreement (including Section 3.5) to the contrary, if any Person acquires Membership Interests pursuant to clauses (ii) or (iii) above by virtue of (x) such Person’s qualification as a family member of the transferor or (y) such Person’s qualification as an investment vehicle wholly-owned and controlled by the transferor, and such Person shall, at any time, cease to be a family member of the transferor or an investment vehicle wholly-owned and controlled by the transferor, as applicable, then such Person shall be required to transfer such Person’s Membership Interests, as applicable, back to the original transferor.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (whether, general, limited or otherwise), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.

“Proceeding” has the meaning set forth in Section 7.1.

“Public Offering” means an underwritten offering and sale of Equity Securities to the public pursuant to a registration statement, including a “bought” deal or “overnight” public offering.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of REI Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.1(g)), (b) any merger, consolidation or other combination involving REI, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of REI to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of REI Common Stock shall be entitled to receive cash, securities or other property for their shares of REI Common Stock.

“Redeeming Member” has the meaning set forth in Section 3.3(a).

“Redemption” has the meaning set forth in Section 3.3(a).

“Redemption Date” means (a) the later of (i) the date that is five Business Days after the Redemption Notice Date and (ii) if the Company or REI has made a valid Cash Election with respect to the relevant Redemption, the first Business Day on which the Company or REI has available funds to pay the Cash Election Amount, which in no event shall be more than seven Business Days after the Redemption Notice Date, or (b) such later date (i) specified in the Redemption Notice or (ii) on which a contingency described in Section 3.3(a)(i)(C) that is specified in the Redemption Notice is satisfied.

“Redemption Notice” has the meaning set forth in Section 3.3(a)(i).

“Redemption Notice Date” has the meaning set forth in Section 3.3(a)(i).

“REI” has the meaning set forth in the Recitals.

“REI Change of Control” means the occurrence of any of the following events or series of events after the Effective Time:

(a) any Person (excluding Imperium or any members thereof acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, and excluding a corporation or other entity owned, directly or indirectly, by the stockholders of REI in substantially the same proportions as their ownership of stock of the REI) is or becomes the beneficial owner, directly or indirectly, of securities of REI representing more than 50% of the combined voting power of REI’s then outstanding voting securities; or

(b) there is consummated a merger or consolidation of REI with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of REI immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(c) the stockholders of REI approve a plan of complete liquidation or dissolution of REI or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by REI of all or substantially all of REI’s assets, other than such sale or other disposition by REI of all or substantially all of REI’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of REI in substantially the same proportions as their ownership of REI immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (b)(i) above, a “REI Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of REI immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of REI immediately following such transaction or series of transactions.

“Reorganization Event” means any reorganization of REI and the Company that results in REI, the Company and its Subsidiaries no longer structured in an umbrella partnership C corporation; provided, however, that the Managing Member (or its successor), the Company, and the Members shall use reasonable best efforts to structure any Reorganization Event in a manner that is tax efficient for the Company and its Members.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi) or Section 5.1(b)(vii).

“Retraction Notice” has the meaning set forth in Section 3.3(b)(i).

“S & P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies), or its successor.

“SAFE Agreements” means, collectively, the simple agreements for future equity, entered into between June 2, 2021 and October 19, 2021, by and between REI and each of the investors named therein.

“SAFE Contribution Agreements” means, collectively, the contribution agreement, dated June 30, 2021, by and among REI and the Company, and the contribution agreement, dated November 1, 2021, by and among REI and the Company.

“SAFE Holders” means, collectively, the parties to the SAFE Agreements other than REI.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any security interest, lien, mortgage, deed of trust, encumbrance, hypothecation, pledge, purchase option or other similar adverse claim or obligation, whether created by operation of Law or otherwise, created by any Person in any of its property or rights.

“Subsidiary” means, with respect to any relevant Person as of the date the determination is being made, any other Person that (a) is Controlled (directly or indirectly) by such Person and (b) the equity entitled to vote to elect the board of directors, board of managers or other governing authority of which is more than fifty percent (50%) owned (directly or indirectly) by the relevant Person.

“Tax Amount” has the meaning set forth in Section 5.3(c).

“Tax Distributions” means distributions required to be made pursuant to Section 5.3(c).

“Tax Payments” has the meaning set forth in Section 5.4.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement dated as of [●], 2021 by and among REI and the other parties thereto.

“Third Party” means any Person other than a Member, its Affiliates and the Company.

“Transfer”, “Transferred” or “Transferring” means, with respect to a Membership Interest, (a) a direct voluntary or involuntary, sale, assignment, transfer, conveyance, exchange, bequest, devise, gift or any other alienation, including any pledge or grant of a Security Interest, (in each case, with or without consideration and whether by operation of Law or otherwise, including, by merger or consolidation) of any rights, interests or obligations with respect to all or any portion of such Membership Interest, or (b) a grant or sufferance of a Security Interest on all or any portion of such Membership Interest.

“Transfer Agent” has the meaning set forth in Section 3.3(a)(i).

“Transferee” means a Person who receives all or part of a Member’s Membership Interest through a Transfer.

“Treasury Regulation” means the Income Tax Regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of successor regulations).

“Units” means the Units issued hereunder and shall also include any equity security of the Company issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Unpaid Indemnity Amounts” means any amount that the Company fails to indemnify or advance to an Indemnitee as required by Article VII of this Agreement.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such property as of such date (as determined under Section 4.2(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.2(d) as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.2(d) as of such date) over (b) the Fair Market Value of such property as of such date (as determined under Section 4.2(d)).

1.2 Other Terms. Other capitalized terms may be defined elsewhere in the text of this Agreement and shall have the meaning so given.

1.3 Construction. Unless the context otherwise requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, the singular shall include the plural, and the plural shall include the singular. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to exhibits attached hereto, each of which is incorporated herein for all purposes. Article and section titles or headings are for convenience only and neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument. Unless the context of this Agreement clearly requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or Article in which such words appear.

Article II
ORGANIZATION

2.1 Formation. The Company was organized as a Delaware limited liability company by the filing of a Certificate of Formation (as may be amended, supplemented or otherwise modified from time to time, the “Certificate”) with the Secretary of State of the State of Delaware pursuant to the Act on the Formation Date. This Agreement is adopted and agreed to by the Members to set forth their agreement with respect to the Company’s business and the rights, duties and obligations of the Members.

2.2 Name. The name of the Company is “Rhodium Technologies LLC” and all Company business shall be conducted in that name or such other names that comply with Law as the Managing Member may select from time to time.

2.3 Principal U.S. Office; Registered Office and Registered Agent; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate or such other Person as the Managing Member may designate from time to time in the manner provided by Law. The principal office of the Company shall be at such place as the Managing Member may designate from time to time (which may be within or outside of the State of Delaware), and the Managing Member may designate additional offices, places of business and/or agents from time to time as deemed advisable.

2.4 Purpose. The Company was formed for the object and purpose of, and the nature and character of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

2.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Managing Member shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Company, with all requirements necessary to qualify the Company as a foreign limited liability company, and, if necessary, to make such filings and take such actions as may be required to keep the Company in good standing in that jurisdiction. Each Member agrees to execute, acknowledge and deliver such certificates and other instruments, if any, that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.6 Term. Subject to earlier termination pursuant to other provisions of this Agreement (including those contained in Article X), the term of the Company shall be perpetual.

2.7 Business Opportunities.

(a)   To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, any of their respective Affiliates (other than the Company, the Managing Member or any of their respective Subsidiaries), or any of their respective officers, directors, agents, shareholders, members, and partners (each, a “Business Opportunities Exempt Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any of its Subsidiaries shall have any duty to communicate or offer such opportunity to the Company. No amendment or repeal of this Section 2.7 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 2.7. Neither the alteration, amendment or repeal of this Section 2.7, nor the adoption of any provision of this Agreement inconsistent with this Section 2.7, shall eliminate or reduce the effect of this Section 2.7 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 2.7, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

(b)   For the avoidance of doubt, nothing in this Section 2.7 is meant to limit the confidentiality undertakings of the Members described in Section 13.11(a).

Article III
MEMBERSHIP INTERESTS AND TRANSFERS

3.1 Membership Interests; General Provisions.

(a)   Each Member’s relative rights, privileges, preferences, restrictions and obligations with respect to the Company are represented by such Member’s Membership Interests. Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 3.3. Each authorized Unit may be issued pursuant to agreements and the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company. Membership Interests may be issued in whole or fractional interests.

(b)   Each outstanding Unit shall be identical (except as provided in Section 3.3).

(c)   Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(d)   The total number of Units issued and outstanding and held by the Members is set forth on Exhibit A (as amended from time to time in accordance with the terms of this Agreement) as of the date set forth therein.

(e)   If, at any time after the Effective Time, REI issues a share of its Class A Common Stock or any other Equity Security of REI (other than shares of Class B Common Stock), (i) the Company shall concurrently issue to REI one Unit (if REI issues a share of Class A Common Stock), or such other Equity Security of the Company (if REI issues Equity Securities other than Class A Common Stock) corresponding to the Equity Securities issued by REI, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of REI to be issued and (ii) REI shall concurrently contribute to the Company the net proceeds received by REI for such share of Class A Common Stock or other Equity Security; provided, however, that if REI issues any shares of Class A Common Stock in order to purchase or fund the purchase from a Member (other than REI) of a number of Units (and shares of Class B Common Stock) equal to the number of shares of Class A Common Stock so issued, then the Company shall not issue any new Units in connection therewith, and in the case of an issuance of Class A Common Stock to fund the purchase from a Member (other than REI) of Units, REI shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred to such selling Member as consideration for such purchase. Notwithstanding the foregoing, this Section 3.1(e) shall not apply to the issuance and distribution to holders of shares of REI Common Stock of rights to purchase Equity Securities of REI under a “poison pill” or similar shareholders rights plan (and upon any redemption of Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan), or to the issuance under REI’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of REI or rights or property that may be converted into or settled in Equity Securities of REI, but shall in each of the foregoing cases apply to the issuance of Equity Securities of REI in connection with the exercise or settlement of such rights, warrants, options or other rights or property. Except pursuant to Section 3.3, (x) the Company may not issue any additional Units to REI or any of its Subsidiaries unless substantially simultaneously therewith REI or such Subsidiary issues or sells an equal number of newly-issued shares of REI’s Class A Common Stock to another Person, and (y) the Company may not issue any other Equity Securities of the Company to REI or any of its Subsidiaries unless substantially simultaneously with such issuance, REI or such Subsidiary issues or sells, to another Person, an equal number of newly-issued shares of a new class or series of Equity Securities of REI or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company. If at any time REI or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, REI or such Subsidiary shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by REI or such Subsidiary in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. In the event any Equity Security outstanding at REI is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of REI are issued, (1) the corresponding Equity Security outstanding at the Company shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Units or other Equity Securities of the Company shall be issued to REI as contemplated by the first sentence of this Section 3.1(e), and (2) REI shall concurrently contribute to the Company the net proceeds received by REI from any such exercise.

(f) REI or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Class A Common Stock (including upon forfeiture of any unvested shares of Class A Common Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from REI or such Subsidiary an equal number of Units for the same price per security or (ii) any other Equity Securities of REI, unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from REI or such Subsidiary an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of REI for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 3.3, any Units from REI or any of its Subsidiaries unless substantially simultaneously REI or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from REI or any of its Subsidiaries unless substantially simultaneously REI or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of REI of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of REI. Notwithstanding the foregoing, to the extent that any consideration payable by REI in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of REI or any of its Subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(g)   The Company shall not in any manner subdivide (by any equity split, distribution, reclassification, recapitalization or otherwise) or combine (by reverse equity split, reclassification, recapitalization or otherwise) the outstanding Units unless an identical event is occurring with respect to the then outstanding REI Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. Except as provided under Section 3.1(h), REI shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding REI Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(h)   Notwithstanding any other provision of this Agreement (including Section 3.1(e) or (g)), if REI or any of its Subsidiaries (other than the Company and its Subsidiaries) receives Tax Distributions in an amount in excess of the amount that will enable REI or such Subsidiary to meet its U.S. federal, state and local and non-U.S. tax obligations and its obligations under the Tax Receivable Agreement or holds any other excess cash amount, REI or such Subsidiary may, in its sole discretion, (i) distribute such excess cash amount to the shareholders of REI (or in the case of such Subsidiary, distribute such excess cash amount (directly or indirectly) to REI to be distributed to the shareholders of REI) or (ii) contribute such excess cash amount to the Company in exchange for a number of Units or other Equity Securities of the Company determined in its sole discretion, and in such case, REI may distribute to the holders of Class A Common Stock shares of Class A Common Stock (if the Company issues Units to REI) or such other Equity Security of REI (if the Company issues Equity Securities of the Company other than Units) corresponding to the Equity Securities issued by the Company and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company that were issued to REI. Notwithstanding anything to the contrary, a Redeeming Member shall not be entitled to any additional consideration pursuant to Section 3.3(c) as a result of a transaction described in this Section 3.1(h).

3.2 Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

3.3 Redemption of Units.

(a)   Upon the terms and subject to the conditions set forth in this Section 3.3, each of the Members (other than REI and its wholly owned Subsidiaries) (the “Redeeming Member”) shall be entitled to cause the Company to redeem all or a portion of such Member’s Units (together with the transfer and surrender of the same number of shares of Class B Common Stock) for an equivalent number of shares of Class A Common Stock (a “Redemption”) or, at the Company’s election made in accordance with Section 3.3(a)(ii), cash equal to the Cash Election Amount calculated with respect to such Redemption. With respect to each Redemption, a Redeeming Member shall be required to redeem at least a number of Units equal to the lesser of [     ] Units and all of the Units then held by such Redeeming Member. A Redeeming Member shall be permitted to effect a Redemption of Units no more frequently than once per calendar quarter. The Managing Member may, in its discretion, adopt a policy to limit quarterly exchanges to a particular period during each quarter. Upon the Redemption of all of a Member’s Units, such Member shall, for the avoidance of doubt, cease to be a Member of the Company.

(i)   In order to exercise the redemption right under Section 3.3(a), the Redeeming Member shall provide written notice (the “Redemption Notice”) to the Company, with a copy to REI (the date of delivery of such Redemption Notice, the “Redemption Notice Date”), stating:

(A) the number of Units (together with the transfer and surrender of an equal number of shares of Class B Common Stock) the Redeeming Member elects to have the Company redeem;

(B) if the shares of Class A Common Stock to be received are to be issued other than in the name of the Redeeming Member, the name(s) of the Person(s) in whose name or on whose order the shares of Class A Common Stock are to be issued;

(C) whether the exercise of the redemption right is to be contingent (including as to timing) upon the closing of an underwritten offering of the shares of Class A Common Stock for which the Units will be redeemed or the closing of an announced merger, consolidation or other transaction or event to which REI is a party in which the shares of Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; and

(D) if the Redeeming Member requires the Redemption to take place on a specific date, such date, provided that, any such specified date shall not be earlier than the date that would otherwise apply pursuant to clause (a) of the definition of Redemption Date.

If the Units to be redeemed (or the shares of Class B Common Stock to be transferred and surrendered) by the Redeeming Member are represented by a certificate or certificates, prior to the Redemption Date, the Redeeming Member shall also present and surrender such certificate or certificates representing such Units (or shares of Class B Common Stock) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Common Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent. If required by the Managing Member, any certificate for Units and any certificate for shares of Class B Common Stock (in each case, if certificated) surrendered to the Company hereunder shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Redeeming Member or the Redeeming Member’s duly authorized representative.

(ii) Upon receipt of a Redemption Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Redemption by delivering to the Redeeming Member, in lieu of the applicable number of shares of Class A Common Stock that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such Redemption. In order to make a Cash Election with respect to a Redemption, the Company must provide written notice of such election to the Redeeming Member (with a copy to REI) prior to 1:00 p.m., Houston time, on or prior to the second Business Day after the Redemption Notice Date. If the Company fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Redemption.

(iii) For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company and REI, as the case may be, agree to treat each Redemption and, in the event REI exercises its Call Right, each transaction between the Redeeming Member and REI, as a sale of the Redeeming Member’s Units (together with the same number of shares of Class B Common Stock) to REI in exchange for shares of Class A Common Stock or cash, as applicable.

(b)	(i) Subject to the satisfaction of any contingency described in Section 3.3(a)(ii)(C) that is specified in the relevant Redemption Notice, the Redemption shall be completed on the Redemption Date; provided, that if a valid Cash Election has not been made, the Redeeming Member may, at any time prior to the Redemption Date, revoke its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to REI); provided, however, that in no event may the Redeeming Member retract more than three of its Redemption Notices in any calendar quarter. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and REI’s rights and obligations arising from the retracted Redemption Notice.

(ii) Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 3.3(b) or REI has elected its Call Right pursuant to Section 3.3(f), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (A) the Redeeming Member shall transfer and surrender the Units to be redeemed (and a corresponding number of shares of Class B Common Stock) to the Company, in each case free and clear of all liens and encumbrances, (B) REI shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 3.3(a)(i) and, as described in Section 3.1(e), the Company shall issue to REI a number of Units or other Equity Securities of the Company as consideration for such contribution, (C) the Company shall (x) cancel the redeemed Units, (y) transfer to the Redeeming Member the consideration the Redeeming Member is entitled to receive under Section 3.3(a)(i), and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Units equal to the difference (if any) between the number of Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (ii)(A) of this Section 3.3(b) and the number of redeemed Units, and (D) REI shall cancel the surrendered shares of Class B Common Stock. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a valid Cash Election, REI shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds (after deduction of any Discount) from the sale by REI of a number of shares of Class A Common Stock equal to the number of Units and corresponding Class B Common Stock to be redeemed with such cash or from the sale of other REI Equity Securities used to fund the Cash Election Amount; provided that REI’s Capital Account shall be increased by an amount equal to any such Discount relating to such sale of shares of Class A Common Stock or other REI Equity Securities in accordance with Section 6.10; provided further, that the contribution of such net proceeds shall in no event affect the Redeeming Member’s right to receive the Cash Election Amount.

(c)   If (i) there is any reclassification, reorganization, recapitalization or other similar transaction, including pursuant to a merger or consolidation that does not constitute a REI Change of Control, pursuant to which the shares of Class A Common Stock are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 3.1(g)), or (ii) REI, by dividend or otherwise, distributes to all holders of the shares of Class A Common Stock evidences of its indebtedness or assets, including securities (including shares of Class A Common Stock and any rights, options or warrants to all holders of the shares of Class A Common Stock to subscribe for or to purchase or to otherwise acquire shares of Class A Common Stock, or other securities or rights convertible into, exchangeable for or exercisable for shares of Class A Common Stock), but excluding any cash dividend or distribution as well as any such distribution of indebtedness or assets received by REI from the Company in respect of the Units or distribution described under Section 3.1(h) , then upon any subsequent Redemption, in addition to the shares of Class A Common Stock or the Cash Election Amount, as and if applicable, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than any excluded dividend or distribution, as described above or distribution described under Section 3.1(h)), this Section 3.3 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to the Units held by the Members and their Transferees as of the date hereof, as well as any Units hereafter acquired by a Member and his or her or its Transferees.

(d)   REI shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Redemption of all outstanding Units (other than those Units held by REI or any Subsidiary of REI); provided, that nothing contained herein shall be construed to preclude REI from satisfying its obligations with respect to a Redemption by delivery of cash pursuant to a Cash Election or shares of Class A Common Stock that are held in the treasury of REI. REI covenants that all shares of Class A Common Stock that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Class A Common Stock are listed on a National Securities Exchange, REI shall use its reasonable best efforts to cause all shares of Class A Common Stock issued upon a Redemption to be listed on such National Securities Exchange at the time of such issuance.

(e)   The issuance of shares of Class A Common Stock upon a Redemption shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose name the shares are to be issued shall pay to REI the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the reasonable satisfaction of REI that such tax has been paid or is not payable.

(f) Notwithstanding anything to the contrary in this Section 3.3, but subject to Section 3.3(g), a Redeeming Member shall be deemed to have offered to sell its Units as described in the Redemption Notice to REI, and REI may, in its sole discretion, by means of delivery of a Call Election Notice in accordance with, and subject to the terms of, this Section 3.3(f), elect to purchase directly and acquire such Units (together with the transfer and surrender of the same number of shares of Class B Common Stock) on the Redemption Date by paying to the Redeeming Member (or, on the Redeeming Member’s written order, its designee) that number of shares of Class A Common Stock the Redeeming Member (or its designee) would otherwise receive pursuant to Section 3.3(a)(i) or, at REI’s election, an amount of cash equal to the Cash Election Amount of such shares of Class A Common Stock (the “Call Right”), whereupon REI shall acquire the Units offered for redemption by the Redeeming Member (together with the transfer and surrender of the same number of shares of Class B Common Stock to REI for cancellation). REI shall be treated for all purposes of this Agreement as the owner of such Units; provided that if REI funds the Cash Election Amount other than through the issuance of shares of Class A Common Stock, such Units will be reclassified into another Equity Security of the Company if the Managing Member determines such reclassification is necessary.

(i) REI may, at any time prior to the Redemption Date, in its sole discretion deliver written notice (a “Call Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its Call Right. A Call Election Notice may be revoked by REI at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. Except as otherwise provided by this Section 3.3(f), an exercise of the Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if REI had not delivered a Call Election Notice.

(g)   In connection with a REI Change of Control, REI shall have the right to require each Member (other than REI and its wholly owned Subsidiaries) to effect a Redemption of some or all of such Member’s Units (together with the transfer and surrender of the same number of shares of Class B Common Stock); provided that a Cash Election shall not be permitted pursuant to such a Redemption under this Section 3.3(g). Any Redemption pursuant to this Section 3.3(g) shall be effective immediately prior to the consummation of the REI Change of Control (and, for the avoidance of doubt, shall not be effective if such REI Change of Control is not consummated) (the “Change of Control Redemption Date”). From and after the Change of Control Redemption Date, (i) the Units and shares of Class B Common Stock subject to such Redemption shall be deemed to be transferred to REI on the Change of Control Redemption Date and (ii) such Member shall cease to have any rights with respect to the Units and shares of Class B Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock pursuant to such Redemption). REI shall provide written notice of an expected REI Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of the agreement with respect to such REI Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated REI Change of Control is to be effected, indicating in such notice such information as may reasonably describe the REI Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the REI Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such REI Change of Control, and the number of Units (and corresponding shares of Class B Common Stock) held by such Member that REI intends to require to be subject to such Redemption. Following delivery of such notice and on or prior to the Change of Control Redemption Date, the Members shall take all actions reasonably requested by REI to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 3.3 to effect a Redemption.

(h)   No Redemption shall impair the right of the Redeeming Member to receive any distributions payable on the Units redeemed pursuant to such Redemption in respect of a record date that occurs prior to the Redemption Date for such Redemption. For the avoidance of doubt, no Redeeming Member, or a Person designated by a Redeeming Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Units redeemed by the Company from such Redeeming Member and on shares of Class A Common Stock received by such Redeeming Member, or other Person so designated, if applicable, in such Redemption.

(i)   Any Units acquired by the Company under this Section 3.3 and transferred by the Company to REI shall remain outstanding and shall not be cancelled as a result of their acquisition by the Company. Notwithstanding any other provision of this Agreement, REI shall be automatically admitted as a Member of the Company with respect to any Units or other Equity Securities in the Company it receives under this Agreement (including under this Section 3.3 in connection with any Redemption).

(j)   The Managing Member may impose additional limitations and restrictions on Redemptions (including limiting Redemptions), to the extent it determines, as a result of a change in law or administrative guidance, in good faith based on advice of counsel, such limitations and restrictions to be reasonably necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of section 7704 of the Code. Furthermore, the Managing Member may require any Member or group of Members to redeem all of their Units to the extent it determines, as a result of a change in law or administrative guidance, in good faith based on advice of counsel, that such Redemption is reasonably necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of section 7704 of the Code. Upon delivery of any notice by the Managing Member to such Member or group of Members requiring such Redemption, such Member or group of Members shall exchange, subject to exercise by REI of its Call Right pursuant to Section 3.3(f)(i), all of their Units effective as of the date specified in such notice (and such date shall be deemed to be a Redemption Date for purposes of this Agreement) in accordance with this Section 3.3 and otherwise in accordance with the requirements set forth in such notice.

3.4 Unit Ownership. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 3.1, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units), and (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall amend Exhibit A to reflect such additional issuances. Subject to the proviso to Section 11.2, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Units or other Equity Securities in the Company pursuant to this Section 3.4; provided that, subject to the proviso to Section 11.2, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (except Section 11.2) if such amendment is necessary in order to consummate any offering of shares of REI Common Stock or other Equity Securities of REI provided that the designations, preferences, rights, powers and duties of any such additional Units or other Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such shares of REI Common Stock or other Equity Securities of REI.

3.5 Representations and Warranties. Each Member hereby represents, warrants and acknowledges to the Company that: (a) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto; (b) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Member.

3.6 Restrictions on the Transfer of Interests.

(a)   Permitted Transfers. Except for Transfers to Permitted Transferees or Transfers made in accordance with Section 3.3, no Member shall Transfer all or any portion of such Member’s Membership Interests, without the prior written Consent of the Managing Member, which consent may be given or withheld in the sole discretion of the Managing Member. Any purported Transfer in breach of the terms of this Agreement shall be null and void ab initio, and the Company shall not recognize any such prohibited Transfer on its books and records. Any Member who Transfers or attempts to Transfer any Membership Interests except in compliance herewith shall be liable to, and shall indemnify and hold harmless, the Company and the other Members for all costs, expenses, damages and other liabilities resulting therefrom. In connection with the Transfer of any Membership Interests, the holder of such Membership Interests shall deliver prior written notice to the Company describing in reasonable detail the proposed Transfer at least one (1) Business Day prior thereto. For the avoidance of doubt, all Transfers to Permitted Transferees shall also comply with Sections 3.6(b) to 3.6(f).  For the avoidance of doubt, the restrictions on Transfer contained in Section 3.6 shall not apply to the Transfer of any capital stock of the Managing Member; provided that no shares of Class B Common Stock may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement. The Company intends to satisfy the private placement safe-harbor in Treasury Regulation section 1.7704-1(h) and intends to limit issuances of Membership Interests and to limit Transfers of Membership Interests to satisfy the requirement in Treasury Regulation section 1.7704-1(h)(ii). Notwithstanding anything to the contrary in this Agreement, in furtherance of the foregoing, the Managing Member shall limit the issuances of Membership Interests after the IPO and limit its consent to Transfers so that the Company continues to satisfy the private placement safe-harbor under Treasury Regulation section 1.7704-1(h).

(b)   Additional Restrictions. In addition to any other restrictions on Transfer herein contained, including the provisions of this Section 3.6, in no event may any Transfer or assignment of Membership Interests by any Member be made to any Person who lacks the legal right, power or capacity to own Membership Interests; if in the opinion of legal counsel or a qualified tax advisor to the Company such Transfer presents a material risk that such Transfer would cause the Company to cease to be classified as a partnership or to be classified as a “publicly traded partnership” within the meaning of section 7704(b) of the Code for U.S. federal income tax purposes; if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in section 4975(e)(2) of the Code); if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; if such Transfer requires the registration of such Membership Interests or any Equity Securities issued upon any exchange of such Membership Interests, pursuant to any applicable U.S. federal or state securities Laws; or if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any Transfer purported to be made in violation of this Section 3.6(b) shall be void ab initio.

(c)   Securities Laws. Notwithstanding anything in this Agreement to the contrary, no Membership Interest shall be Transferred except pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and any other applicable securities Laws.

(d)   Effect of Permitted Transfer. Any Transfer of a Membership Interest that complies with Section 3.6(a) and Section 3.6(b) shall be effective to assign the right to become a Member, and, without the need for any action or Consent of any other Person, a Transferee of such Membership Interest shall automatically be admitted as a Member upon such Transferee’s delivery to the Managing Member of an executed customary joinder agreement prepared by the Company. As a condition to the Company’s obligation to effect a Transfer permitted hereunder, any Transferee of Membership Interests shall be required to (i) become a party to this Agreement as a Member and shall have the rights and obligations of a Member hereunder, (ii) expressly assume all liabilities and obligations of the Transferring Member (or its applicable Affiliates) to the Company or the other Members and (iii) if the Transferee is to be admitted to the Company as a new Member, acknowledge the representations and warranties in Section 3.5 are true and correct with respect to such Transferee as of the date such Person is to become a Member. Each Transfer is effective against the Company as of the first Business Day following delivery of the joinder agreement to the Company.

(e)   Expenses. Except as provided in Section 3.6(a), the Company shall bear any ordinary course expenses it may incur in connection with effecting any Transfer of any Membership Interests. Any transfer or similar taxes arising as a result of the Transfer of a Member’s Membership Interest shall be paid by the Transferring Member.

(f) Distributions. Any distribution or payment made by the Company to the Transferring Member prior to such time as the Transferee was admitted as a Member pursuant to the provisions of this Agreement with respect to the Transfer of such Transferring Member’s Membership Interests shall constitute a release of the Company, the Managing Member, and the Members, of all liability to such Assignee or new Member who may be interested in such distribution or payment by reason of such Transfer.

3.7 Change in Business Form.

(a)   Except in the case of a Reorganization Event, which shall be determined in accordance with Section 6.9, or in the case of a Reclassification Event, which shall be determined in accordance with Section 6.8, if the Managing Member approves the reorganization of the Company or any of its Subsidiaries into another business form, each Member hereby consents to such reorganization or election and shall vote for (to the extent such Member has voting rights), raise no objections against such reorganization, and each Member shall take such actions as are reasonably requested by the Managing Member in connection with the consummation of such reorganization of the Company or any of its Subsidiaries as determined by the Managing Member. The method of effecting such reorganization shall be determined by the Managing Member; provided, however, that the Managing Member (or its successor), the Company, and the Members shall use reasonable best efforts to structure any such reorganization in a manner that is tax efficient for the Company and its Members.

(b)   In connection with any such reorganization, (i) the organizational documents of the reorganized entity shall provide that the rights and obligations of the Members hereunder shall continue to apply substantially in accordance with the terms hereof, except to the extent the parties hereto otherwise agree in writing and (ii) each Membership Interest shall (effective upon and subject to the consummation of such reorganization) convert into equity securities of the reorganized entity and shall be allocated among the Members such that each Member shall receive equity securities in the or reorganization entity with substantially similar economic rights as such Member’s former Membership Interests.

Article IV
CAPITAL CONTRIBUTIONS

4.1 Capital Contributions; Return of Cash.

(a)   General. Following the Effective Date, no Member shall be required to make any Capital Contributions to the Company, except as otherwise set forth in Section 3.1(e) or as agreed to in writing by such Member, and any Capital Contributions following the Effective Date shall be made as detailed in, and subject to the provisions of Section 4.1(b).

(b)   Capital Calls.

(i)   To the extent approved by the Managing Member, from time to time, additional Capital Contributions may be called for from the Members if the Managing Member determines that such additional Capital Contributions are necessary for the conduct of the Company’s business (any such additional Capital Contributions called for from the Members by the Managing Member, being hereinafter referred to as an “Additional Call Amount”). In that event, the Members shall have the opportunity, but not the obligation, to participate in such additional Capital Contributions in accordance with their Percentage Interest. To the extent that some Members elect not to make an additional Capital Contribution, those Members that do elect to make an additional Capital Contribution shall have the opportunity, but not the obligation, to increase their additional Capital Contributions pro rata in accordance with their respective Percentage Interests such that the total of the additional Capital Contribution equals the Additional Call Amount.

(ii) Upon the funding of any Capital Contribution by a Member pursuant to clause (i) above, such Member shall be issued a number of additional Units, as applicable, equal to the amount of the Capital Contribution made by such Member in respect of such Capital Contribution divided by the Fair Market Value of such Units. Exhibit A and the books and records of the Company shall be thereafter amended accordingly.

4.2 Capital Accounts. The Company shall maintain for each Member a separate Capital Account in accordance with the rules of Treasury Regulation section 1.704-1(b)(2)(iv) and in accordance with the following provisions:

(a)   Each Member’s Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company by such Member pursuant to this Agreement (net of any liabilities assumed by the Company in connection with such Capital Contributions and any liabilities to which any property comprising such Capital Contributions is subject), and (ii) all items of Company income and gain (including income and gain exempt from tax) computed in accordance with Section 4.2(b) and allocated with respect to such Member pursuant to Section 5.1, and decreased by (x) the amount of cash or Agreed Value of property actually or deemed distributed to such Member pursuant to this Agreement (net of liabilities assumed by such Member and the liabilities to which such property is subject), and (y) all items of Company deduction and loss computed in accordance with Section 4.2(b) and allocated to such Member pursuant to Section 5.1.

(b)   For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article V and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes, provided, that:

(i)   All fees and other expenses incurred by the Company to promote the sale of (or to sell) a Membership Interest that can neither be deducted nor amortized under section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Section 5.1.

(ii) Except as otherwise provided in Treasury Regulation section 1.704- 1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction, shall be made without regard to any election under section 754 of the Code which may be made by the Company and, as to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iii) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such items, there shall be taken into account Depreciation, computed in accordance with the definition of “Depreciation.”

(iv)   For purposes of determining income, gain, loss, and deduction, or any other item allocable to any period, such items will be determined on a daily, monthly or other basis, as reasonably determined by the Managing Member using any permissible method under section 706 of the Code and the related Treasury Regulations.

(v)   If the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value.

(vi)   In the event an adjustment to the Carrying Value of the assets of the Company occurs pursuant to Section 4.2(d), any Unrealized Gain or Unrealized Loss shall be treated as having been actually realized.

(c)   A Transferee shall succeed to the pro rata portion of the Capital Account of the transferor relating to the Membership Interest so Transferred. Except as otherwise provided herein, all items of income, gain, expense, loss, deduction, and credit allocable to any Membership Interest that may have been Transferred during any calendar year shall, if permitted by law, be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest, based upon the interim closing of the books method or such other method as agreed between the transferor, the transferee and the Company; provided however, that this allocation must be made in accordance with a method permissible under section 706 of the Code and the Treasury Regulations thereunder.

(d)   In accordance with Treasury Regulation section 1.704-1(b)(2)(iv)(f), (i) on an issuance of additional Membership Interests for cash or Contributed Property, (ii) immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Membership Interest) or (iii) upon the occurrence of any other event provided in such Treasury Regulation, the Capital Accounts of all Members and the Carrying Value of each Company property immediately prior to such issuance or adjustment shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance or adjustment and had been allocated to the Members at such time pursuant to Section 5.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated, provided, however, that such adjustments shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and Fair Market Value of all Company assets (including cash and cash equivalents) immediately prior to the event triggering such adjustment shall be determined by the Managing Member using such method of valuation as it may adopt. The Managing Member shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a Fair Market Value for individual properties.

Article V
ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 4.2(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.

(a)   General. Except as otherwise provided in this Agreement, all items of income, gain, loss and deduction (including items of gross income and income and gain exempt from tax) shall be allocated between the Members in a manner such that, after giving effect to the special allocations set forth in Section 5.1(c), the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 10.2(d) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 10.2(d)(ii) to the Members immediately after making such allocation minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b)   Special Allocations. Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period in the following order and priority:

(i)   Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 5.1, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be allocated items of Company income and gain for such taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(f)(6) and (g)(2) and section 1.704-2(j)(2)(i), or any successor provisions. This Section 5.1(b)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(b)(i)), except as provided in Treasury Regulation section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Fiscal Year shall be allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 5.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4) through (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under section 704(b) of the Code, the deficit balance, if any, in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(iii) shall be made only if and to the extent that such Member would have a deficit in such Member’s Adjusted Capital Account after all other allocations provided in this Article V have been tentatively made as if this Section 5.1(b)(iii) were not a part of this Agreement. This Section 5.1(b)(iii) is intended to be a “qualified income offset” as that term is used in Treasury Regulation section 1.704- 1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)   Stop Loss. No amount of loss or deduction shall be allocated pursuant to Section 5.1(a) to the extent that such allocation would cause any Member to have a deficit balance in its Adjusted Capital Account at the end of such Fiscal Year (or increase any existing deficit balance in its Adjusted Capital Account). All loss and deductions in excess of the limitation set forth in the preceding sentence shall be allocated among such other Members, who have positive Adjusted Capital Account balances, in proportion thereto until each Member’s Adjusted Capital Account balance is reduced to zero.

(v)   Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations sections 1.704.2(g) and 1.704(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(v) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account after all other allocations provided in this Section 5.1 have been tentatively made as if this Section 5.1(b)(v) and Section 5.1(b)(iii) were not in the Agreement.

(vi)   Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests.

(vii) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year shall be allocated one hundred percent (100%) to the Member that bears the Economic Risk of Loss with respect to such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their relative Percentage Interests.

(ix)   Curative Allocation. Notwithstanding any other provision of this Section 5.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss or deduction allocated to each Member pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations had the Required Allocations and the related Curative Allocations not otherwise been provided in this Section 5.1. It is the intention of the Members that allocations pursuant to this Section 5.1(b)(x) be made among the Members in a manner that is likely to minimize economic distortions.

(c)   Allocations on Liquidation. Notwithstanding any other provisions of this Article V, after taking into account the special allocations in Section 5.1(b), in the year in which the Company liquidates pursuant to Article X and all subsequent years (and for any prior years with respect to which the due date (without regard to extensions) for the filing of the Company’s federal income tax return has not passed as of the date of the liquidation), all items of income, gain, loss and deduction of the Company shall be allocated among the Members in a manner reasonably determined by Managing Member as shall cause to the nearest extent possible the Capital Account of each Member to equal the amount to be distributed to such Member pursuant to Section 10.2(d)(ii).

5.2 Allocations for Tax Purposes.

(a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.1.

(b)   Notwithstanding any provisions contained herein to the contrary, solely for federal (and applicable state and local) income tax purposes, items of income, gain, depreciation, amortization, gain or loss with respect to property for which a Book-Tax Disparity exists, other than oil and gas properties (as defined in section 614 of the Code), shall be allocated so as to take into account the variation between the Company’s tax basis in such property and its Carrying Value consistent with Treasury Regulations sections 1.704-1(b)(4)(i) and 1.704-3. Such allocations shall be made in accordance with such methods provided for in Treasury Regulations section 1.704-3 as reasonably determined by the Managing Member.

(c)   For the proper administration of the Company, the Managing Member shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income or deductions); and (iii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under section 704(b) or section 704(c) of the Code. The Managing Member may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.2(c) only if such conventions, allocations or amendments are consistent with the principles of section 704 of the Code and would not have a material adverse effect on any Member.

(d)   All recapture of income tax deductions resulting from the taxable sale or other disposition of Company property shall, to the maximum extent possible, be allocated to the Member to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the disposition of such property.

(e)   All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to the election under section 754 of the Code that will be made by the Company; provided however, that such allocations, once made, shall be adjusted (in any manner determined by the Managing Member) as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.

5.3 Distributions.

(a)   To the extent permitted by applicable Law and hereunder, and subject to the provisions of Section 5.3(c) and Section 10.2(d), distributions of assets and properties of the Company shall be made by the Company at such times as determined by the Managing Member in its sole discretion. Each distribution of cash or other property by the Company shall be made one hundred percent (100%) to the Members pro rata in accordance with each Member’s Percentage Interest (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 3.1(f) or payments made in accordance with Article VII or Section 6.10 need not be on a pro rata basis). Distributions of cash shall be made to the Members by wire transfer or ACH to the account designated by the relevant Member. For purposes of the foregoing, if payments are made by or on behalf of the Company to a Member or an Affiliate thereof other than in respect of such Member’s Membership Interests (including in respect of indebtedness for borrowed money), then such payments shall not be considered a distribution for purposes of determining the allocation of a distribution pursuant to this Section 5.3(a).

(b)   Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 5.3(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Sections 5.1 and 5.2.

(c)   Notwithstanding the foregoing, the Managing Member shall cause Available Cash to be distributed at least five (5) days prior to each of April 15, June 15, September 15 and December 15 (or any other successor or substitute estimated tax payment date applicable to corporate taxpayers) (each an “Estimated Tax Payment Date”), with respect to the taxable period related to each Estimated Tax Payment Date (each, an “Estimated Tax Period”), to each Member. Such distributions shall be made pro rata to each Member based on such Member’s pro rata share of the Tax Amount (taking into account such Member’s Percentage Interest as of the date of such applicable distribution pursuant to this Section 5.3(c)); provided, that, a Member’s pro rata share of the Tax Amount will only be distributed to such Member to the extent that the aggregate amount previously distributed to such Member pursuant to Section 5.3(a) and Section 5.3(b) hereof or this Section 5.3(c) in such Fiscal Year is less than the amount required to be distributed to such Member on such Estimated Tax Payment Date under this Section 5.3(c); provided, further, that there will be an adjustment following each Fiscal Year (but no later than one (1) day prior to the due date for payment of U.S. federal taxes by a corporation), and the Company shall distribute any additional amounts as necessary to make the amounts previously distributed to a Member pursuant to Section 5.3(a) and Section 5.3(b) hereof or this Section 5.3(c) in such Fiscal Year equal such Member’s pro rata share of the Tax Amount (taking into account such Member’s Percentage Interest) attributable to such Fiscal Year. The “Tax Amount” calculated for the period beginning on the start of the Fiscal Year through the end of the applicable Estimated Tax Period is the sum of (x)(i) the U.S. federal, state and local estimated aggregate taxable income of the Company allocated to all Members for such Estimated Tax Period or such Fiscal Year, multiplied by (ii) the highest combined marginal U.S. federal, state and local tax rate applicable to an individual or corporation, whichever is higher, residing or doing business in New York, New York for such Fiscal Year.

5.4 Withholding. To the extent the Company (or any entity in which the Company owns a direct or indirect interest) is required by law to withhold or to make tax payments on behalf of or with respect to any Member (“Tax Payments”), the Company may withhold such amounts and make such tax payments (including non-U.S. taxes, U.S. federal withholding taxes with respect to non-U.S. partners, U.S. state withholding taxes, U.S. state unincorporated business taxes and any taxes arising under the partnership Tax Audit Rules) as so required. All Tax Payments made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. If at the time of liquidation of the Company, any such Tax Payments to a Member exceed the proceeds of liquidation to the Member, such Member shall repay such excess to the Company. If a distribution to a Member is actually reduced as a result of a Tax Payment, for all other purposes of this Agreement such Member shall be treated as having received the amount of the distribution that is reduced by the Tax Payment. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability from such Member’s failure to repay any Tax Payment made on behalf of such Member.

Article VI

MANAGEMENT OF THE COMPANY

6.1 Management by Managing Member.

(a)   The Company shall be managed by the Managing Member, which shall act as the “manager” of the Company (as such term is used in the Act), according to this Article VI and, except with respect to certain consent requirements required by the Act or provided in this Agreement, no Member, by virtue of having the status of a Member, shall have any management power or control over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company, and the Members shall not have any control over the day-to-day operation or management of the Company or its Subsidiaries. Except as described in the preceding sentence, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member in accordance with this Agreement and (ii) the Managing Member shall exercise such powers in compliance with this Agreement and ensure that all organizational formalities are observed with respect to the Company. Under the direction of the Managing Member, certain activities of the Company may be conducted on the Company’s behalf by the Officers as specified and authorized by the Managing Member, who shall be agents of the Company, and the management and administration of the day-to-day business and affairs of the Company will be provided by the Managing Member. In addition to the powers that now or hereafter can be granted under the Act and to all other powers granted under any other provision of this Agreement, the Managing Member shall have (subject to the Act and all consent rights and other limitations in this Agreement) full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company. Any Person dealing with the Company, other than a Member or a Member’s Affiliate, may rely on the authority of the Managing Member or the Officers in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

(b)   Except as otherwise provided in this Agreement, each Member hereby (i) specifically delegates to the Managing Member its rights and powers to manage and control the business and affairs of the Company, and (ii) waives its right to bind the Company, in each case as, and to the extent permitted by, the Act.

6.2 Powers of the Managing Member.

(a)   Subject to Section 6.2(b), the Managing Member (and any Officer authorized by the Managing Member) shall have the power, right and authority to take all actions which the Managing Member deems necessary, useful or appropriate for the management and conduct of the Company’s business or to the accomplishment of the purposes of the Company.

(b)   Notwithstanding any other provisions of this Agreement, neither the Managing Member nor any Officer authorized by the Managing Member shall have the authority, on behalf of the Company, either directly or indirectly, without the prior written approval of the Members:

(i)   to voluntarily file in respect of the Company or its Subsidiaries a bankruptcy petition in a court of competent jurisdiction or a petition seeking a liquidation or dissolution; provided, however, that a liquidation or dissolution pursuant to Section 10.1(b) or Section 10.1(c) shall not require consent of the Members;

(ii) to amend or restate the Certificate or this Agreement (except pursuant to the terms of Article XI or amendments or restatements of Exhibit A hereto);

(iii) to take any action that would result in the failure of the Company to be taxable as a partnership for purposes of federal income tax, or take any position inconsistent with treating the Company as a partnership for purposes of federal income tax, except as required by Law; and

(iv)   to make any distributions of assets and properties other than cash, cash equivalents and Units or other Equity Securities of the Company.

6.3 Resignation; Removal and Vacancy.

(a)   Removal; Resignation; Appointment. The Members may, by a vote of Members holding a majority of the Units, remove, with or without cause, the Managing Member. The Managing Member may withdraw at any time, subject to the prior written consent of the Members holding a majority of the Units. Any vacancy caused by any such resignation or by the removal of the Managing Member or any vacancy for any other reason may be filled by a vote of Members holding a majority of the Units, however any such designation shall be subject to the affirmative written consent of the Members, and any Managing Member so elected to fill any vacancy shall hold office until such Managing Member’s earlier resignation or removal; provided, that such affirmative vote or consent of the Members shall not be required to the extent that the successor Managing Member is an Affiliate of REI.

(b)   Duties. Except as otherwise provided herein, in connection with the performance of its duties as the Managing Member of the Company, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation under the DGCL if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation; provided, that all Members acknowledge and agree that the Managing Member shall owe no fiduciary or other duty to any Member where this Agreement provides that the Managing Member may act or otherwise proceed in its sole discretion. The Members further acknowledge that the Managing Member will take action through its board of directors and that the members of REI’s board of directors will owe comparable fiduciary duties to the stockholders of REI.

6.4 Officers. Under the direction of the Managing Member and except as provided in Section 6.2, certain administrative activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.

(a)   The officers of the Company shall be such officers as the Managing Member deems necessary (the “Officers”). The Officers shall be appointed by the Managing Member. The current Officer appointees are listed on Schedule 6.4. The Officers shall report to the Managing Member as requested from time to time.

(b)   The Managing Member may appoint such other Officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managing Member.

(c)   The authority of any Officers of the Company shall be restricted to those actions specifically authorized by the Managing Member in accordance with this Agreement. On the Effective Date, the Officers shall be authorized to execute this Agreement and any agreement related to the transactions contemplated hereby on behalf of the Company.

(d)   Subject to any applicable employment agreement, the Officers and employees of the Company shall be required to devote their full business time, attention, skill, and best efforts to the performance of such Officer’s or employee’s duties and shall not engage in any other business or occupation during such Person’s term of officership or employment.

6.5 Term of Officers.

(a)   An Officer shall serve until he resigns, his term expires or he is removed as provided in Section 6.5(b). Subject to any applicable employment agreement, any Officer of the Company may resign at any time by giving written notice to the Managing Member. The resignation of any Officer shall take effect upon receipt of notice or at such later time as shall be specified in such notice; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

(b)   Subject to any applicable employment agreement, an Officer may be removed from office at any time, with or without cause, by the Managing Member. If any vacancy shall occur in any office, for any reason whatsoever, then the Managing Member shall have the right to appoint a new Officer to fill the vacancy.

6.6 Compensation and Reimbursement. The Managing Member and Officers shall not receive from the Company any compensation for managing the affairs of the Company (except as provided in any applicable employment agreement).

6.7 Member Meetings.

(a)   Location; Quorum; Voting. To the extent a meeting of the Members is required by Law or this Agreement, Member meetings shall be held at the principal office of the Company or at such other place within or without the State of Delaware specified in the notice or waivers of notice thereof. Except as provided herein or under applicable Law, the presence of Members holding a majority of the Units, present in person or represented by proxy and entitled to vote, shall constitute a quorum at any meeting of the Members for the transaction of business, and the affirmative vote of the Members holding a majority of the Units shall constitute the act of the Members. Each Member shall be entitled to one (1) vote for each percent of the Percentage Interests held by such Member. A Member may vote at a meeting by a written proxy executed by that Member and delivered to the Managing Member or the Secretary. A proxy shall be revocable unless it is stated to be irrevocable.

(b)   Waiver of Notice. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where such Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c)   Action by Written Consent. Any action required or permitted to be taken at a particular meeting may be taken without a meeting, without notice and without a vote if a consent in writing setting forth the action so taken is signed by all of the Members entitled to vote thereon. A copy of such written consent shall be provided within ten (10) Business Days to the Members who did not sign such written consent.

6.8 Reclassification Events of REI. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Article XI, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the redemption rights of holders of Units set forth in Section 3.3 provide that each Unit (together with the transfer and surrender of one share of Class B Common Stock) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) REI or the successor to REI, as applicable, is obligated to deliver such property, securities or cash upon such redemption. REI shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of REI (in whatever capacity) under this Agreement.

6.9 Reorganization Event. Upon the written consent of Imperium and upon the determination by the Managing Member that it is in the best interests of the Company and its Members to effect a Reorganization Event, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, cause such Reorganization Event to be consummated and amend this Agreement in compliance with  Article XI, and enter into any necessary supplementary or additional agreements, as the Managing Member deems necessary to effect such Reorganization Event.

6.10 Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (ii) in the sole discretion of the Managing Member, reimburse the Managing Member for any costs, fees or other expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, costs of securities offerings not borne directly by members, board of directors compensation and meeting costs, costs of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs; provided that the Company shall not pay or bear any income tax obligations of the Managing Member. In the event that (i) shares of Class A Common Stock or other Equity Securities of REI were sold to underwriters in any public offering after the Effective Time, in each case, at a price per share that is lower than the price per share for which such shares of Class A Common Stock or other Equity Securities of REI are sold to the public in such public offering after taking into account any Discounts and (ii) the proceeds from such public offering are used to fund the Cash Election Amount for any redeemed Units or otherwise contributed to the Company, the Company shall reimburse the Managing Member for such Discount by treating such Discount as an additional Capital Contribution made by the Managing Member to the Company, issuing Units in respect of such deemed Capital Contribution in accordance with Section 3.3(b)(ii), and increasing the Managing Member’s Capital Account by the amount of such Discount. For the avoidance of doubt, any payments made to or on behalf of the Managing Member pursuant to this Section 6.10 shall not be treated as a distribution pursuant to Section 5.3 but shall instead be treated as an expense of the Company.

Article VII
INDEMNIFICATION

7.1 Right to Indemnification. Subject to the limitations and conditions as provided herein and to the fullest extent permitted by applicable Laws, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member of the Company or Affiliate thereof or any of their respective representatives, an officer or employee of the Company or Affiliate or a director, officer, member or employee of the Managing Member or any Affiliate, a member of a committee of the Company or an officer of the Company, or while such a Person is or was serving at the request of the Managing Member on behalf of the Company as a manager, director, officer, partner, venturer, member, trustee, Partnership Representative (or its designated individual), employee, agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise (each an “Indemnitee”), shall be indemnified by the Company to the extent such Proceeding or other above-described process relates to any such above-described relationships with, status with respect to, or representation of any such Person to the fullest extent permitted by the Act, as the same exists or may hereinafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Laws permitted the Company to provide prior to such amendment), against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder for any and all liabilities and damages related to and arising from such Person’s activities while acting in such capacity; provided however, that no Person shall be entitled to indemnification under this Section 7.1 if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Person is seeking indemnification pursuant to this Section 7.1 such Person’s actions or omissions constituted an intentional breach of this Agreement or gross negligence or willful misconduct on the part of such Person or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Article VII shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification. The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement. IT IS ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS SECTION 7.1 COULD INVOLVE INDEMNIFICATION FOR NEGLIGENCE OR UNDER THEORIES OF STRICT LIABILITY.

7.2 Indemnification of Officers, Employees (if any) and Agents. The Company may indemnify and advance expenses to Persons who are not entitled to indemnification under Section 7.1, including current and former employees (if any) or agents of the Company, and those Persons who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, member, trustee, employee (if any), agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to a Member under this Article VII.

7.3 Indemnification and Expense Advancement With Respect to Actions Commenced by an Indemnitee. Notwithstanding Section 7.1, Section 7.2 and Section 7.4, the Company shall be required to indemnify and advance expenses to an Indemnitee in connection with any action, suit or proceeding commenced by such Indemnitee only if the commencement of such action, suit or proceeding by such Indemnitee was authorized by the Managing Member in its sole discretion.

7.4 Advance Payment. Any right to indemnification conferred in this Article VII shall include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by a Person entitled or authorized to be indemnified under Sections 7.1 and 7.2 who was, is or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person’s ultimate entitlement to indemnification; provided however, that the payment of such expenses incurred by any such Person in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his good faith belief that he has met the requirements necessary for indemnification under this Article VII and a written undertaking by or on behalf of such Person to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise.

7.5 Appearance as a Witness. Notwithstanding any other provision of this Article VII, the Company shall pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Article VII in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

7.6 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right which a Person indemnified pursuant to Sections 7.1 and 7.2 may have or hereafter acquire under any Laws, this Agreement, or any other agreement, vote of Members or otherwise. The Company may purchase and maintain (or may reimburse an Indemnitee for the cost of) insurance, on behalf of an Indemnitee as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Company’s activities or such Indemnitee’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

7.7 No Member Liability for Indemnification Obligations. In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement. An Indemnitee shall not be denied indemnification in whole or in part under this Article VII because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

7.8 Member Notification. To the extent discretionary to the Company, the Managing Member shall approve or disapprove of indemnification or advancement of expenses under this Article VII. Any indemnification of or advance of expenses to any Person entitled or authorized to be indemnified under this Article VII shall be reported in writing to the Managing Member within the twelve (12) month period immediately following the date the indemnification or advance was made; provided, that no failure to comply with the notification provisions of this Section 7.8 shall operate to deprive a Person of any indemnification or advancement of expenses to which such Person would otherwise be entitled.

7.9 Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Person entitled to be indemnified pursuant to this Article VII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by Laws.

7.10 Scope of Indemnity. For the purposes of this Article VII, references to the “Company” include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity. Thus, any Person entitled to be indemnified or receive advances under this Article VII shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving entity as he would have if such merger, consolidation, or other reorganization never occurred.

7.11 Other Indemnities.

(a)   The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Indemnitee for the matters covered thereby shall be the primary source of indemnification and advancement of such Indemnitee in connection therewith and any obligation on the part of any Indemnitee under any Other Indemnification Agreement to indemnify or advance expenses to such Indemnitee shall be secondary to the Company’s obligation and shall be reduced by any amount that the Indemnitee may collect as indemnification or advancement from the Company. If the Company fails to indemnify or advance expenses to an Indemnitee as required or contemplated by this Agreement, and any Person makes any payment to such Indemnitee in respect of indemnification or advancement of expenses under any Other Indemnification Agreement on account of such Unpaid Indemnity Amounts, such other Person shall be subrogated to the rights of such Indemnitee under this Agreement in respect of such Unpaid Indemnity Amounts.

(b)   The Company, as an indemnifying Party from time to time, agrees that, to the fullest extent permitted by applicable Law, its obligation to indemnify Indemnitees under this Agreement shall include any amounts expended by any other Person under any Other Indemnification Agreement in respect of indemnification or advancement of expenses to any Indemnitee in connection with any Proceedings to the extent such amounts expended by such other Person are on account of any Unpaid Indemnity Amounts.

7.12 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement purports or is interpreted (i) to have the effect of replacing, restricting or eliminating the duties that might otherwise, as a result of Delaware or other applicable law, be owed by the Managing Member or any other Indemnitee to the Company, the Members, any other Person who acquires an interest in a Membership Interest or any other Person who is bound by this Agreement or (ii) to constitute a waiver or consent by the Company, the Members, any other Person who acquires an interest in a Membership Interest or any other Person who is bound by this Agreement to any such replacement or restriction, such provision shall be deemed to have been approved by the Company, all of the Members, each other Person who acquires an interest in a Membership Interest and each other Person who is bound by this Agreement.

7.13 Liability of Indemnitees.

(a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members, any other Person who acquires an interest in a Membership Interest or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. The Members, any other Person who acquires an interest in a Membership Interest or any other Person who is bound by this Agreement, each on their own behalf and on behalf of the Company, waives any and all rights to claim punitive damages or damages based upon the federal or state income taxes paid or payable by any such Member or other Person.

(b)   The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agent or agents, and the Managing Member shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member in good faith.

(c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, the Members, any Person who acquires an interest in a Membership Interest or any other Person who is bound by this Agreement, any Indemnitee acting in connection with the Company’s business or affairs shall not be liable, to the fullest extent permitted by Law, to the Company, to any Member, to any other Person who acquires an interest in a Membership Interest or to any other Person who is bound by this Agreement for its reliance on the provisions of this Agreement.

(d)   Any amendment, modification or repeal of this Agreement or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Agreement as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.14 Standards of Conduct and Modification of Duties.

(a)   Whenever the Managing Member makes a determination or takes or declines to take any other action, whether under this Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is expressly provided for in this Agreement, the Managing Member shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Act or any other Law or at equity. A determination, other action or failure to act by the Managing Member or any committee thereof (as the case may be) will be deemed to be in good faith unless the Managing Member believed such determination, other action or failure to act was adverse to the interests of the Company. In any proceeding brought by the Company, any Member or any Person who acquires an interest in a Membership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith.

(b)   Notwithstanding anything to the contrary in this Agreement, the Managing Member or any other Indemnitee shall have no duty or obligation, express or implied, to sell or otherwise dispose of any asset of the Company or its Subsidiaries.

(c)   To the extent that, at law or in equity, a Member owes any duties (including fiduciary duties) to the Company, any other Member or other holder of Membership Interests or any other Person pursuant to applicable Laws or this Agreement such duty is hereby eliminated to the fullest extent permitted pursuant to Law (including section 17-1101(d) of the Act), it being the intent of the Members that to the extent permitted by Law and except to the extent another express standard is specified elsewhere in this Agreement, no Member shall owe any duties of any nature whatsoever to the Company, the other Members or any other holders of Membership Interests or any other Person, other than the duty of good faith and fair dealing, and each Member may decide or determine any matter in its sole and absolute discretion taking into account solely its interests and those of its Affiliates (excluding the Company and its Subsidiaries) subject to the duty of good faith and fair dealing. Except with respect to the express obligations set forth in this Agreement or any other agreement to which any Member is a party, to the maximum extent permitted by applicable Law (including section 17-1101(f) of the Act), the Company and each Member hereby waives any claim or cause of action against, and hereby eliminate all liabilities of, each Member, solely in its capacity as a Member, for any breach of any duty (including fiduciary duties) to the Company, the other Members or any other holders of Membership Interests or any other Person. Nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties or obligations, or otherwise subject the Members to joint and several liability or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

Article VIII
VIII TAXES

8.1 Tax Returns. The Company shall timely cause to be prepared and filed all necessary U.S. federal, state, local and foreign tax returns for the Company, including making the elections described in Section 8.2. Upon written request by the Company, each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed.

8.2 Tax Elections. The Company and any eligible Subsidiary shall make an election (or continue a previously made election) pursuant to section 754 of the Code for the taxable year of the Company that includes the closing date of the initial public offering of REI and shall not thereafter revoke such election. In addition, the Company shall make the following elections on the appropriate tax returns:

(a)   to adopt the accrual method of accounting;

(b)   to use the calendar year as the taxable year;

(c)   to elect to deduct and/or amortize the organizational expenses of the Company as permitted by section 709(b) of the Code;

(d)   to elect to deduct and/or amortize the start-up expenditures of the Company as permitted by section 195(b) of the Code; and

(e)   any other election approved by the Partnership Representative that (i) does not negate or render ineffective the other elections required under this Section 8.2, and (ii) does not adversely and disproportionately (based on Percentage Interest) affect Imperium, unless the Partnership Representative receives written consent of Imperium.

It is the intention of the Members that the Company be treated as a partnership for U.S. federal income tax purposes and neither the Company nor any Member may make any election to the contrary, including an election pursuant to Treasury Regulation section 301.7701-3(c) or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

8.3 Partnership Representative. The Managing Member is hereby designated as the “Partnership Representative” of the Company for purposes of the Partnership Tax Audit Rules. In addition, (i) the Managing Member is hereby authorized to (A) designate any other Person as the Partnership Representative or its “designated individual” for purposes of the Partnership Tax Audit Rules, and (B) take, or cause the Company to take, such actions as may be necessary or advisable pursuant to Treasury Regulations or other guidance to ratify the designation, pursuant to this Section 8.3, of the Managing Member or any Person selected by the Managing Member as the Partnership Representative or its designated individual; and (ii) each Member agrees to take, such actions as may be requested by the Managing Member to ratify or confirm any such designation pursuant to this Section 8.3. The Partnership Representative or its designated individual is authorized, in its sole discretion, to make any available election related to sections 6221 through 6241 of the Code and take any action it deems necessary or appropriate to comply with the requirements of the Code and conduct the Company’s affairs under sections 6221 through 6241 of the Code.

Article IX
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

9.1 Maintenance of Books. The Company shall keep books and records of accounts (including a list of the names, addresses, Capital Contributions and Membership Interests of all Members) and shall keep minutes of the proceedings of any meeting of the Managing Member. The books of account for the Company shall be maintained on an accrual basis in accordance with the terms of this Agreement and GAAP, except that the Capital Accounts of the Members shall be maintained in accordance with Section 4.2. The accounting year of the Company shall be the Fiscal Year. Section 18-305(a) of the Act (entitled “Access to and Confidentiality of Information; Records”) shall not apply or be incorporated into this Agreement and the Members hereby waive any rights under such sections of the Act.

9.2 Financial Statements and Reports. The Company shall provide the Members, as applicable, with the following information:

(a)   The Company shall provide the Members any reports or financial statements regarding the Company and its Subsidiaries as requested by the Managing Member.

(b)   The Company shall deliver to each of its Members the following schedules and tax returns: (i) within sixty (60) days after the Company’s year-end, an estimated Schedule K-1 for the immediately preceding taxable year based on best-available information to date, and (ii) not less than forty-five (45) days prior to the due date, including extensions, for the filing of the Company’s federal information return for the immediately preceding taxable year, a final Schedule K-1, along with copies of all other federal, state and local income tax returns or reports filed by the Company for the previous year, as may be required as a result of the operations of the Company, and a schedule of Company book tax differences for the immediately preceding tax year.

9.3 Accounts. The Officers or designated Members of the Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with financial institutions and firms that the Managing Member may determine. The Company may not commingle the Company’s funds with the funds of any other Person. The Company shall keep all funds contributed by the Members in a segregated bank account and shall not commingle such funds with other funds of the Company. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement. The Officers or designated Members of the Company may invest the Company funds only in (a) readily marketable securities issued by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within three months or less from the date of acquisition, (b) readily marketable securities issued by any state or municipality within the United States of America or any political subdivision, agency or instrumentality thereof, maturing within three months or less from the date of acquisition and rated “A” or better by any recognized rating agency, (c) readily marketable commercial paper rated “Prime 1” by Moody’s or “A1” by S & P (or comparably rated by such organizations or any successors thereto if the rating system is changed or there are such successors) and maturing in not more than three months after the date of acquisition or (d) certificates of deposit or time deposits issued by any incorporated bank organized and doing business under the Laws of the United States of America which is rated at least “A” or “A2” by S & P or Moody’s, which is not in excess of federally insured amounts, and which matures within three months or less from the date of acquisition.

Article X
DISSOLUTION, LIQUIDATION, AND TERMINATION

10.1 Dissolution. Subject to the provisions of Section 10.2 and any applicable Laws, the Company shall wind up its affairs and dissolve only on the first to occur of the following (each a “Dissolution Event”):

(a)   unanimous approval of dissolution by the Members;

(b)   the sale of all or substantially all of the assets of the Company; or

(c)   entry of a decree of judicial dissolution of the Company in accordance with the Act.

Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company will not terminate until the assets of the Company have been liquidated and the assets distributed as provided in Section 10.2 and the Certificate has been canceled.

10.2 Liquidation and Termination. In connection with the winding up and dissolution of the Company, the Managing Member shall act as a liquidator (“Liquidator”), unless the Managing Member otherwise determines to appoint its Affiliate or another Member as the Liquidator. The Liquidator shall proceed diligently to wind up the affairs of the Company in an orderly manner and make final distributions as provided herein and in the Act. The Liquidator shall use commercially reasonable efforts to complete the liquidation of the Company within two (2) years after an applicable Dissolution Event; provided, that such period may be extended for up to two (2) additional one-year periods by the Managing Member. The costs of liquidation shall be borne as a Company expense (including the costs and expenses of the Liquidator, in its capacity as such). Until final distribution, the Liquidator shall continue to operate the Company properties for a reasonable period of time to allow for the sale of all or a part of the assets thereof with all of the power and authority of the Members. The steps to be accomplished by the Liquidator are as follows:

(a)   as promptly as possible after approval of the winding up and dissolution of the Company and again after final liquidation, the Liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the winding up and dissolution is approved or the final liquidation is completed, as applicable;

(b)   the Liquidator shall cause any notices required by applicable Law to be sent to each known creditor of and claimant against the Company in the manner described by applicable Law;

(c)   upon approval of the winding up and dissolution of the Company, the Liquidator shall, unless the Managing Member otherwise determines, be prohibited from distributing assets in kind and shall instead sell for cash the equity of the Company or the assets of the Company at the best price available. The property of the Company shall be liquidated as promptly as is consistent with obtaining the fair value thereof. The Liquidator may sell all of the Company property, including to one or more of the Members. If any assets are sold or otherwise liquidated for value, the Liquidator shall proceed as promptly as practicable in a commercially reasonable manner to implement the procedures of this Section 10.2(c); and

(d)   subject to the terms and conditions of this Agreement and any applicable Law (including the Act), the Liquidator shall distribute the assets of the Company in the following order of priority:

(i)   First, the Liquidator shall pay, satisfy or discharge from Company assets all of the debts, liabilities and obligations of the Company, or otherwise make adequate provision for payment, satisfaction and discharge thereof; provided however, that such payments shall not include any Capital Contributions described in Article IV or any other obligations of the Members created by this Agreement; and

(ii) Second, all remaining assets of the Company shall be distributed to the Members in accordance with Section 5.3.

(e)   All distributions to the Members pursuant to Section 10.2(d)(ii) above shall be in the form of cash, unless the Members jointly determine otherwise.

(f) When the Liquidator has complied with the foregoing liquidation plan, the Liquidator (or the Managing Member), on behalf of all Members, shall execute, acknowledge and cause to be filed a Certificate of Cancellation.

10.3 Provision for Contingent Claims.

(a)   The Liquidator shall make a reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, actually known to the Company but for which the identity of the claimant is unknown; and

(b)   If there are insufficient assets to both pay the creditors pursuant to Section 10.2 and to establish the provision contemplated by Section 10.3(a), subject to applicable Law, the claims shall be paid as provided for in accordance to their priority, and, among claims of equal priority, ratably to the extent of assets therefor.

10.4 Deficit Capital Accounts. No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

10.5 Deemed Contribution and Distribution. In the event the Company is “liquidated” within the meaning of Treasury Regulation section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Company’s property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all Company property and liabilities to a new limited liability company in exchange for an interest in such new limited liability company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new limited liability company to the Members.

Article XI
AMENDMENT OF THE AGREEMENT

11.1 Amendments to be Adopted by the Company. Each Member agrees that the Managing Member or Officer of the Company, in accordance with and subject to the limitations contained in Article VI, may execute, swear to, acknowledge, deliver, file and record whatever documents may be required to reflect:

(a)   a change in the name of the Company in accordance with this Agreement, the location of the principal place of business of the Company or the registered agent or office of the Company which has been approved by the Managing Member;

(b)   admission or substitution of Members whose admission or substitution has been made in accordance with this Agreement, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 11.2, any subdivisions or combinations of Units made in compliance with Section 3.1(g);

(c)   to the minimum extent necessary to (A) comply with the provisions of the Bipartisan Budget Act of 2015 and any Treasury Regulations or other administrative pronouncements promulgated thereunder and (B) to administer the effects of such provisions in an equitable manner;

(d)   a change that the Managing Member believes is reasonable and necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the Laws of any state or that is necessary or advisable in the opinion of the Managing Member to ensure that the Company will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes; and

(e)   an amendment that is necessary, in the opinion of counsel, to prevent the Company or its officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.

11.2 Amendment Procedures. Except as provided in Section 11.1, all amendments to this Agreement must be in writing and signed by the Managing Member; provided, that no amendment to this Agreement may:

(a)   modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member;

(b)   except as provided in Section 3.3(j), materially alter or change the provisions of Section 3.3 or this Section 11.2 hereof in a manner that adversely affects the Members (excluding the Managing Member) without the written consent of each Member who at such time holds (together with its Affiliates) at least ten percent (10%) of the then outstanding Units (other than those held by the Managing Member); or

(c)   materially alter or change any right, preferences or privileges of any Membership Interests in a manner that is different or prejudicial relative to any other Membership Interests, without the approval of a majority in interest of the Members holding the Membership Interests affected in such a different or prejudicial manner.

Article XII

MEMBERSHIP INTERESTS

12.1 Certificates. Membership Interests will not be certificated unless otherwise approved by, and subject to the provisions set by, the Managing Member.

12.2 Registered Holders. The Company shall be entitled to recognize the exclusive right of a Person registered on its books and records as the owner of the indicated Membership Interest and shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any Person other than such registered owner, whether or not it shall have express or other notice thereof, except as otherwise provided by Law.

12.3 Security. For purposes of providing for Transfer of, perfecting a Security Interest in, and other relevant matters related to, a Membership Interest, the Membership Interest will be deemed to be a “security” subject to the provisions of Articles 8 and 9 of the Delaware Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by the States of New York, Louisiana, Texas or any other relevant jurisdiction.

Article XIII
GENERAL PROVISIONS

13.1 Offset. Whenever the Company is to pay any sum to any Member or any Member is to pay or contribute any sum to the Company, any amounts that a Member or the Company owes the other for which it is due or past due may be deducted from that sum before payment.

13.2 Entire Agreement. This Agreement, the Exchange Agreement and the Master Reorganization Agreement (along with any exhibits or schedules to such documents and any agreement specifically referenced herein) constitute the entire agreement and supersedes (a) all prior oral or written proposals, term sheets or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the Members with respect to the subject matter hereof. Notwithstanding anything in this Agreement to the contrary, the Company may enter into “side letter” agreements with Members which modify, alter or amend the terms and conditions of this Agreement otherwise attributable to such Member.

13.3 Waivers. Neither action taken (including any investigation by or on behalf of any Party) nor inaction pursuant to this Agreement shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained herein by the Party not committing such action or inaction. A waiver by any Member of a particular right, including breach of any provision of this Agreement, shall not operate or be construed as a subsequent waiver of that same right or a waiver of any other right. No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

13.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns.

13.5 Governing Law; Severability.

(a)   THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)   In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act or other Laws, the applicable provision of the Act or such other Laws, as the case may be, shall control. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by the Act or other Laws, as the case may be.

13.6 Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Parties shall take or cause to be taken all such necessary action.

13.7 Exercise of Certain Rights. Except for rights in this Agreement, no Member may maintain any action for partition of the property of the Company. The Members agree not to maintain any action for dissolution and liquidation of the Company pursuant to section 18-802 of the Act or any similar applicable statutory or common law dissolution right without the unanimous consent of the Members.

13.8 Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that it has actual notice of all of the provisions of this Agreement. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions.

13.9 Counterparts. This Agreement may be executed in multiple counterparts and delivered by facsimile or portable document format, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

13.10   Books and Records. The Officers of the Company shall keep correct and complete books and records of account, including the names and addresses of all Members and the number and class of the interest held by each at its registered office or principal place of business, or at the office of its transfer agent or registrar.

13.11   Information.

(a)   Each Member agrees that all non-public information received from or otherwise relating to the Company or any third party who has entrusted the Company with confidential information with the expectation that such information will be kept confidential (“Confidential Information”), is confidential and will not be (i) disclosed or otherwise released to any other Person (other than another party hereto for a valid business purpose) or (ii) used for anything other than as necessary and appropriate in carrying out the business of the Company. The restrictions set forth herein do not apply to any disclosures required by applicable Law, so long as (x) the Person subject to such disclosure obligations provides prior written notice (to the extent reasonably practicable) to the Company and any affected Person stating the basis upon which the disclosure is asserted to be required, and (y) the Person subject to such disclosure obligations takes, at the Company’s request and expense, all reasonable steps to oppose or mitigate any such disclosure. Notwithstanding the foregoing, Imperium and its Affiliates may make disclosures to their direct and indirect equityholders and members such information (including Confidential Information) as is customarily provided to current or prospective limited partners in private equity funds sponsored or managed by Affiliates of Imperium.

(b)   The Members acknowledge that, from time to time, the Company may need information from any or all of such Members for various reasons, including for complying with various federal and state Laws. Each Member shall provide to the Company all information reasonably requested by the Company for purposes of complying with federal or state Laws within a reasonable amount of time from the date such Member receives such request; provided however, that, except as required by applicable Law, no Member shall be obligated to provide such information to the Company to the extent such disclosure (i) could reasonably be expected to result in the breach or violation of any contractual obligation (if a waiver of such restriction cannot reasonably be obtained) or Law or (ii) involves secret, confidential or proprietary information of such Member or its Affiliates.

13.12   Liability to Third Parties. Except as required by applicable Law or as otherwise expressly provided herein, no Member shall be liable to any Person (including any Third Party, the Company or to another Member) (a) as the result of any act or omission of another Member or (b) for Company losses, liabilities or obligations (except as otherwise expressly agreed to in writing by such Member or as a result of such Member having made available to the Company, for its proportionate share equal to its Membership Interest, such Member’s insurance program (commercial, self-funded, self-insured or other similar programs)).

13.13   No Third Party Beneficiaries. Except as set forth in Section 7.1 (with respect to Indemnitees) and Section 13.17, the provisions of this Agreement are for the exclusive benefit of the Members and the Company and their respective successors and permitted assigns and, solely with respect to Article VII, the indemnified Persons described therein. Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person or Governmental Authority, including (a) any Person or Governmental Authority to whom any debts, liabilities or obligations are owed by the Company or any Member, or (b) any liquidator, trustee or creditor acting on behalf of the Company, and no such creditor or any other Person or Governmental Authority shall have any rights under this Agreement, including rights with respect to enforcing the payment of Capital Contributions.

13.14   Notices. Except as otherwise provided in this Agreement to the contrary, any notice or communication required or permitted to be given under this Agreement shall be in writing and sent to the address of the Party set forth below, or to such other more recent address of which the sending Party actually has received written notice:

(a) if to the Company:

Rhodium Technologies LLC
[●]
Attention: [●]
Facsimile: [●]
Email: [●]

with copies to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002

Attention:	Matthew R. Pacey, P.C.
Anne G. Peetz
Facsimile:	(713) 836-3601
Email:	matt.pacey@kirkland.com
anne.peetz@kirkland.com

(b)   if to the Members, to each of the Members listed on Exhibit A at the address set forth therein.

Each such notice or other communication shall be sent by personal delivery, by registered or certified mail (return receipt requested), by national, reputable courier service (such as Federal Express or United Parcel Service) or by facsimile or electronic mail.

13.15   Remedies. Except as provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at Law or in equity. In addition, any successful Party is entitled to costs related to enforcing this Agreement, including without limitation, reasonable and documented attorneys’ fees and court costs. THE PARTIES WAIVE ANY AND ALL RIGHTS, CLAIMS OR CAUSES OF ACTION AGAINST ONE ANOTHER ARISING UNDER THIS AGREEMENT FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES; PROVIDED HOWEVER, THAT A PARTY MAY RECOVER FROM ANY OTHER PARTY ALL COSTS, EXPENSES OR DAMAGES, INCLUDING LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES PAID OR OWED TO ANY THIRD PERSON FOR WHICH SUCH PARTY HAS A RIGHT TO RECOVER FROM SUCH OTHER PARTY UNDER THE TERMS HEREOF.

13.16   Disputes.

(a)   Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (iii) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)   Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAYBE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.17   No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Member may be a partnership or limited liability company, each Member hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Members shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Member (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Member (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Members (each, but excluding for the avoidance of doubt, the Members, a “Member Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Member Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Member Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Each Member Affiliate is expressly intended as a third-party beneficiary of this Section 13.17.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth in this Agreement.

RHODIUM TECHNOLOGIES LLC

Name:
Title:

MEMBERS:

RHODIUM ENTERPRISES, INC.

Name:
Title:

IMPERIUM INVESTMENT HOLDINGS LLC

Name:
Title:

Signature Page to Rhodium Technologies LLC Fifth Amended and Restated Limited Liability Company Agreement

EXHIBIT A

Ownership Information
(as of the Effective Date)

Name of Member	Units	Percentage Interest

Rhodium Enterprises, Inc.

[●]

Attention: [●]

Facsimile: [●]

and with a copy to: Kirkland & Ellis LLP 609 Main Street

Houston, Texas 77002

Attention: Matthew R. Pacey, P.C., Anne Peetz

Facsimile: (713) 836-3601

Email: matt.pacey@kirkland.com, anne.peetz@kirkland.com

	[●]	[●]%

Imperium Investment Holdings LLC

[●]

Attention: [●]

Facsimile:

with a copy to:

Kirkland & Ellis LLP 609 Main Street

Houston, Texas 77002

Attention: Matthew R. Pacey, P.C., Anne Peetz

Facsimile: (713) 836-3601

Email: matt.pacey@kirkland.com, anne.peetz@kirkland.com

	[●]	[●]%

SCHEDULE 6.4

Officer Appointees

Name	Title

Nathan Nichols	Chief Executive Officer

Nick Cerasuolo	Chief Financial Officer

Cameron Blackmon	Chief Technology Officer

Chase Blackmon	Chief Operating Officer

Charles Topping	Corporate Secretary